As filed with the Securities and Exchange Commission on December 17, 2008
Registration No. 333-111412

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENERAL MARITIME SUBSIDIARY CORPORATION
(formerly General Maritime Corporation)
(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands	06-1597083
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

c/o General Maritime Corporation
299 Park Avenue
New York, New York 10171
(212) 763-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Georgiopoulos
Secretary
299 Park Avenue
New York, New York 10171
(212) 763-5600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100
     Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
     Large accelerated filer ☑      Accelerated filer ☐      Non-accelerated filer ☐      Smaller reporting Company ☐
     (Do not check if a smaller reporting company)

Deregistration of Securities
     This Post-Effective Amendment No. 1 to Form S-3 (this “Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-111412), filed with the Securities and Exchange Commission on December 19, 2003 (the “Registration Statement”) by General Maritime Subsidiary Corporation (formerly General Maritime Corporation), a Marshall Islands corporation (the “Registrant”). The Registration Statement registered the sale of up to $500,000,000 aggregate principal amount of the Registrant’s common shares, preferred shares and debt securities (the “Securities”).
     This Amendment is being filed to deregister all unsold Securities registered pursuant to, and terminates the effectiveness of, the Registration Statement. On December 16, 2008, pursuant to an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008, by and among the Registrant, General Maritime Corporation (formerly Galileo Holding Corporation) (“New General Maritime”), Arlington Tankers Ltd., Archer Amalgamation Limited, and Galileo Merger Corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), and became a wholly-owned subsidiary of New General Maritime. In connection with the Merger, the Registrant is filing a Certification and Notice of Termination on Form 15 with respect to the Registrant’s common stock, par value $0.01 per share, preferred shares and debt securities.
     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 17, 2008.

GENERAL MARITIME SUBSIDIARY CORPORATION
By:	/s/ Jeffrey D. Pribor
	Name:	Jeffrey D. Pribor
	Title:	President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on December 17, 2008 in the capacities indicated.

Signature	Title
/s/ Jeffrey D. Pribor Jeffrey D. Pribor	President (principal executive officer) and Director
/s/ John C. Georgiopoulos John C. Georgiopoulos	Treasurer (principal financial officer and principal accounting officer) and Director